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                                                                    EXHIBIT 99.1
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Media Contact:                             Investor Contact:
Terry L. Cook                              James F. Verhey
(909) 483-8511                             (909) 483-8513


FOR IMMEDIATE RELEASE

              Kaiser Ventures Inc. Repurchases Majority of Shares
                     Owned by its Two Largest Shareholders


(Ontario, Calif. - November 22, 1999) - Kaiser Ventures Inc. (NASDAQ:KRSC) announced today that it has purchased 2,730,950 and 1,693,551 shares of its common stock from the New Kaiser Voluntary Employees' Beneficiary Association
(VEBA) and from the Pension Benefit Guaranty Corporation (PBGC), respectively. VEBA and the PBGC are the Company's two largest shareholders. The repurchase reduced VEBA's ownership in the Company from approximately 33% to approximately 10% and the PBGC's ownership from approximately 20% to approximately 6%.

With completion of the transaction, the Company's outstanding shares of common stock were reduced from approximately 10.7 million to approximately 6.3 million. In addition, the size of its Board of Directors was reduced to seven members from 11 members, with VEBA retaining a single Board representative.

The Company paid $13.00 per share in cash. In addition, the VEBA and the PBGC will have certain limited participation in the future success of the Company. First, if there is a qualifying sale of the Company's Mill Site real estate generally prior to December 31, 2000, they would receive their pro rata portion of any proceeds in excess of a certain threshold. (This contingent payment would equal approximately $1.10 per share if the previously announced transaction for the sale of the Company's remaining Mill Site property to Ontario Ventures I, LLC were to close

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Kaiser Ventures Repurchases Majority of Shares
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on its current terms.) In addition, VEBA and the PBGC received five-year warrants to purchase 460,000 and 285,260 shares of the Company's common stock, respectively. The warrants have an exercise price of $17.00 per warrant. Kaiser stock closed at $14.75 on Friday, November 19, 1999.

The cash portion of the purchase price was funded entirely from cash on hand which was obtained as result of the merger between Penske Motorsports, Inc. and International Speedway Corporation and subsequent sales of International Speedway Corporation stock.

"Completing this transaction sets the stage for us to move forward into the next phase of operations for our company," Richard E. Stoddard, Kaiser's Chairman and Chief Executive Officer said. "After evaluating a number of alternatives, we believe the stock repurchase is fair to and in the best interest of all shareholders as it substantially reduces the potential overhang of stock from VEBA and the PBGC in the market, streamlines our governance structure and allows us to focus more time and resources on developing and growing our existing projects and investments."

"Looking forward," Stoddard continued, "Kaiser intends to aggressively pursue additional value-creating opportunities for each of our remaining businesses. In the near term, our Eagle Mountain project will require substantial focus, given the completion of the federal land exchange and our progress in the permitting process. In addition, in the future we may explore potential growth opportunities beyond Kaiser's existing projects and assets, which could include opportunities in the water arena," Stoddard said.

Mr. Stoddard added, "The VEBA and PBGC have been important shareholders since the formation of Kaiser Ventures out of the Kaiser Steel Corporation bankruptcy. It is particularly gratifying that Kaiser's success has assisted the VEBA

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Kaiser Ventures Repurchases Majority of Shares
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in restoring to over 7,000 retirees the medical benefits that were lost during the bankruptcy."

Since the bankruptcy reorganization of Kaiser Steel Corporation, the VEBA and the PBGC have been Kaiser Ventures' two largest shareholders. The VEBA is a medical benefits trust representing over 7,000 retirees whose health needs and advancing age necessitated creating greater liquidity and flexibility for its investments.

An independent committee of the Kaiser Board evaluated and negotiated the transaction and made a determination that the transaction was fair to the Company and other shareholders. Merrill Lynch served as financial advisor to the Committee and rendered a fairness opinion in connection with the transaction.

The Company will conduct an investor conference call on Monday, November 22, 1999 at 2:00 p.m. (Pacific Time). Interested participants may call (800) 967-7134. The confirmation code is 836430. A replay of the conference call will be available for 48 hours by calling 888-203-1112. The confirmation code for the replay is 836430.

     Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Forward-looking statements are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the results stated or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's 10-K Report and subsequent 10-Q Reports. Copies of those are available from the Company and Securities and Exchange Commission.

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